Exhibit 99.2

P.O. Box 25099 — Richmond, VA 23260 — Phone: (804) 359-9311 — Fax: (804) 254-3584

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	2:15 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Reports Strong First Quarter Earnings

Richmond, VA, August 4, 2009 / PRNEWSWIRE

HIGHLIGHTS

Diluted earnings per share increased to $1.47 versus $0.64 last year.

Revenues up 22% to $616 million on higher volumes from earlier shipments and better product mix.

Operating income up 83% to $70 million.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income attributable to Universal Corporation for the first quarter of fiscal year 2010, which ended on June 30, 2009, was $43.7 million, or $1.47 per diluted share. Those results more than doubled last year’s income of $21.1 million, or $0.64 per diluted share, mostly because of earlier shipments of tobacco this year and a more favorable product mix. The same factors caused a 22% revenue increase compared to the same quarter last year. Revenues for the quarter were about $616 million.

Mr. Freeman stated, “We are very pleased with our performance during the first quarter. Each of our operations performed as we had expected or better. Earlier shipments of Brazilian and European tobacco boosted our results, and leaf costs were lower due to the stronger U.S. dollar. Looking at the current worldwide situation, we see the U.S. dollar beginning to weaken again, which could increase costs as we enter the next purchasing season. We will be monitoring these factors as the year progresses, and we will be working to control our costs.

“We do not foresee any oversupply of flue-cured tobacco in the coming year. Global burley availability improved after the shortage of filler style crops two years ago, and there is a large crop again this year. So it is likely that we will see some oversupply of burley. Worldwide dealer inventories for flue-cured and burley tobacco are about 70 million kilos compared to about 80 million kilos last year.

“Japan Tobacco Inc., one of our largest customers, recently announced steps to enhance their direct leaf procurement capabilities by acquiring and entering joint ventures with smaller leaf merchants. They enumerated several factors that prompted their moves, including the desire to enhance internal expertise in leaf procurement, actively manage the leaf supply chain, and work more directly with tobacco growers. Over time, these steps are likely to reduce our volumes with them in the United States, and may affect other regions as well. However, the overall impact and timing cannot yet be determined. We are continuing our dialogue with Japan Tobacco and believe that we will continue our long-term relationship.

— M O R E —

Universal Corporation

“Two Board members are retiring after long service to the Company: Joseph C. Farrell and Walter A. Stosch. Both are veteran Board members who have provided us with the benefit of their long and successful experience in business and finance. We wish them well and thank them for their insightful guidance. In addition, Robert C. Sledd has been elected to the Board today. He is Managing Partner of Pinnacle Ventures, LLC, a venture capital company, and Sledd Properties, LLC, an investment company. He served as the Chairman of Performance Food Group until June 2008, and currently serves as a Director of Owens & Minor, Inc. and SCP Pool Corporation.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Operating income for our flue-cured and burley tobacco operations increased by 85% to $64 million. That performance includes results from our North America and Other Regions segments. Operating income for the North America segment reflected its normal seasonal low period, but its performance was also affected by lower sales volumes of old crop U.S. leaf this quarter and lower Canadian volumes from the reduced crop there. The volume decline significantly reduced that segment’s revenues. In contrast, operating income for the Other Regions segment includes the seasonally strong Brazilian operations, which were characterized this year by substantially higher volumes due to earlier shipments. Average leaf sales prices were lower this year, reflecting lower leaf costs. Leaf costs were lower in U.S. dollar terms because of the weaker Brazilian currency during the leaf purchasing season; however, a significant portion of that cost of producing the crop was incurred in the form of inputs advanced to farmers before the local currency weakened and was included in last year’s remeasurement losses. Earlier shipments of tobacco from Europe and increased volumes in Asia also benefited the quarter’s results, while lower shipments of old crop tobacco from Africa reduced that region’s results during its seasonal low period. Revenues for the Other Regions segment increased by nearly 30%, primarily due to the earlier shipments from Brazil and Europe, and the increased Asian trading volumes, which were partly offset by the lower sales of old crop tobacco from Africa. In addition to increased volumes, revenues increased on higher proportions of lamina in shipments during the quarter and higher prices for certain Asian trading volumes.

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment performed well as the oriental tobacco joint venture results improved, mainly due to a more favorable sales mix as well as to certain cost containment measures. Dark tobacco results also improved on better product mix although volumes declined. During the last quarter of fiscal year 2009, customers had purchased leaf earlier than usual in anticipation of the enactment of U.S. excise tax increases, and thus volumes were lower this year. Despite the lower volumes, dark tobacco revenues, which are the predominant factor in segment revenues, increased due to higher prices caused by increased leaf costs during last year’s purchasing season and a more favorable product mix.

OTHER ITEMS:

Cost of sales increased by 18% to $476 million in the quarter on the increased volumes shipped, offset by lower costs as the U.S. dollar strengthened against the currencies of many origins during the leaf purchasing season. Selling, general, and administrative costs increased by 7%, reflecting additional currency remeasurement losses of about $6 million. Interest expense was comparable to that of fiscal year 2009, and the effective income tax rate was similar to last year’s rate.

— M O R E —

Universal Corporation

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2009.

At 5:00 p.m. (Eastern Time) on August 4, 2009, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available until August 25, 2009, by dialing (800) 642-1687. The confirmation number to access the replay is 22877191.

Headquartered in Richmond, Virginia, Universal Corporation is the world’s leading tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2009, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended June 30,
	2009	2008
	(Unaudited)
Sales and other operating revenues	$616,112	$506,287
Costs and expenses
Cost of goods sold	476,748	403,253
Selling, general and administrative expenses	69,592	64,847

Operating income	69,772	38,187
Equity in pretax earnings (loss) of unconsolidated affiliates	3,641	(50)
Interest income	565	950
Interest expense	8,155	7,666

Income before income taxes and other items	65,823	31,421
Income taxes	22,019	10,281

Net income	43,804	21,140
Less: net income attributable to noncontrolling interests in subsidiaries	(59)	(29)

Net income attributable to Universal Corporation	43,745	21,111
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)

Earnings available to Universal Corporation common shareholders	$40,033	$17,399

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.60	$0.65

Diluted	$1.47	$0.64

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2009	June 30, 2008	March 31, 2009
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$131,167	$141,805	$212,626
Short-term investments	—	28,939	—
Accounts receivable, net	229,764	224,854	263,383
Advances to suppliers, net	141,383	207,743	214,282
Accounts receivable - unconsolidated affiliates	15,654	16,183	20,371
Inventories - at lower of cost or market:
Tobacco	886,232	965,244	586,136
Other	66,851	63,766	60,712
Prepaid income taxes	14,238	13,005	13,181
Deferred income taxes	43,385	24,281	68,264
Other current assets	80,031	93,216	64,964

Total current assets	1,608,705	1,779,036	1,503,919
Property, plant and equipment
Land	16,002	16,516	15,773
Buildings	254,846	256,470	251,875
Machinery and equipment	507,681	517,272	492,214

	778,529	790,258	759,862
Less accumulated depreciation	(462,266)	(463,345)	(447,575)

	316,263	326,913	312,287
Other assets
Goodwill and other intangibles	106,030	106,413	106,097
Investments in unconsolidated affiliates	112,781	115,744	103,987
Deferred income taxes	20,393	50,164	17,376
Other noncurrent assets	91,297	92,922	94,510

	330,501	365,243	321,970

Total assets	$2,255,469	$2,471,192	$2,138,176

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2009	June 30, 2008	March 31, 2009
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$171,125	$260,590	$168,608
Accounts payable and accrued expenses	281,336	310,971	236,837
Accounts payable - unconsolidated affiliates	100	119	19,191
Customer advances and deposits	57,288	165,945	14,162
Accrued compensation	20,818	19,128	24,710
Income taxes payable	8,839	7,133	6,867
Current portion of long-term obligations	79,500	—	79,500

Total current liabilities	619,006	763,886	549,875
Long-term obligations	329,596	399,496	331,808
Pensions and other postretirement benefits	94,219	91,776	91,248
Other long-term liabilities	81,639	95,839	79,159
Deferred income taxes	51,226	44,072	52,842

Total liabilities	1,175,686	1,395,069	1,104,932
Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at June 30, 2008, and March 31, 2009)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 24,901,506 shares issued and outstanding (26,095,635 at June 30, 2008, and 24,999,127 at March 31, 2009)	195,437	200,763	194,037
Retained earnings	712,684	671,322	686,960
Accumulated other comprehensive loss	(45,207)	(12,156)	(64,547)

Total Universal Corporation shareholders’ equity	1,075,937	1,072,952	1,029,473
Noncontrolling interests in subsidiaries	3,846	3,171	3,771

Total shareholders’ equity	1,079,783	1,076,123	1,033,244

Total liabilities and shareholders’ equity	$2,255,469	$2,471,192	$2,138,176

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Three Months Ended June 30,
	2009	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,804	$21,140
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	9,902	10,292
Amortization	504	249
Provisions for losses on advances and guaranteed loans to suppliers	583	3,766
Remeasurement loss (gain), net	6,261	(306)
Other, net	13,825	10,280
Changes in operating assets and liabilities, net	(126,603)	(182,739)

Net cash used by operating activities	(51,724)	(137,318)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(11,158)	(6,126)
Purchases of short-term investments	—	(9,658)
Maturities and sales of short-term investments	—	39,608
Proceeds from sale of property, plant and equipment, and other	1,813	3,866

Net cash provided (used) by investing activities	(9,345)	27,690

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(3,124)	127,318
Issuance of common stock	—	37
Repurchase of common stock	(2,981)	(47,229)
Dividends paid on convertible perpetual preferred stock	(3,712)	(3,712)
Dividends paid on common stock	(11,461)	(11,729)

Net cash provided (used) by financing activities	(21,278)	64,685

Effect of exchange rate changes on cash	888	678

Net decrease in cash and cash equivalents	(81,459)	(44,265)
Cash and cash equivalents at beginning of year	212,626	186,070

Cash and cash equivalents at end of period	$131,167	$141,805

See accompanying notes.

— M O R E —

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the world’s leading leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This press release should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

NOTE 2. ACCOUNTING PRONOUNCEMENTS

Effective April 1, 2009, Universal adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires that noncontrolling interests in subsidiaries that are included in a company’s consolidated financial statements, commonly referred to as “minority interests,” be reported as a component of shareholders’ equity in the balance sheet. It also requires that a company’s consolidated net income include the amounts attributable to both the company’s interest and the noncontrolling interest in the subsidiary, identified separately in the financial statements. The new guidance requires certain disclosures about noncontrolling interests in the consolidated financial statements. Adoption of SFAS 160 did not have a material impact on the Company’s financial statements.

NOTE 3. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At June 30, 2009, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $82 million, net of the accrual recorded for the fair value of the guarantees. About 44% of these guarantees expire within one year, and all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make at June 30, 2009, was the face amount ($82 million) including unpaid accrued interest ($110 million as of June 30, 2008, and $104 million at March 31, 2009). The fair value of the guarantees was a liability of approximately $36 million at June 30, 2009 ($37 million at June 30, 2008, and $35 million at March 31, 2009). In addition to these guarantees, the Company has other contingent liabilities totaling approximately $53 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

— M O R E —

Universal Corporation

NOTE 4. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended June 30,
(in thousands, except per share data)	2009	2008
Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$43,745	$21,111
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)

Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	40,033	17,399

Denominator for basic earnings per share
Weighted average shares outstanding	24,985	26,897

Basic earnings per share	$1.60	$0.65

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$40,033	$17,399
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	—

Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	43,745	17,399

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,985	26,897
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,728	—
Employee share-based awards	131	218

Denominator for diluted earnings per share	29,844	27,115

Diluted earnings per share	$1.47	$0.64

For the three months ended June 30, 2008, conversion of the Company’s outstanding Series B 6.75% Convertible Perpetual Preferred Stock was not assumed since the effect was not dilutive to earnings per share.

— M O R E —

Universal Corporation

NOTE 5. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2009	2008
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$36,132	$48,427
Other regions (1)	521,172	401,485

Subtotal	557,304	449,912
Other tobacco operations (2)	58,808	56,375

Consolidated sales and other operating revenues	$616,112	$506,287

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$306	$(426)
Other regions (1)	63,909	35,185

Subtotal	64,215	34,759
Other tobacco operations (2)	9,198	3,378

Segment operating income	73,413	38,137
Less:
Equity in pretax earnings (loss) of unconsolidated affiliates (3)	3,641	(50)

Consolidated operating income	$69,772	$38,187

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)

Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but not included in consolidated operating income.

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